UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

ASTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Commerce Way
East Aurora, New York		14052
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 805-1599

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2013, Astronics Corporation (the “Company”) entered into a sale agreement and a guarantee agreement (“Agreements”) to acquire PGA Electronic s.a. (“PGA”) for approximately $28.5 million. The purchase price will be paid 60% in cash and 40% in Astronics common stock. The deal is expected to close before year end, subject to customary closing conditions.

The foregoing description of the Agreements do not purport to be complete and are qualified in their entirety by the Agreements attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on November 4, 2013 regarding the execution of the Agreements, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Agreements have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, PGA or the Sellers. The Agreements contains representations and warranties that the Sellers, on the one hand, and the Company, on the other hand, made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreements. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreements. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Sale Agreement Relating to PGA Electronic dated November 4, 2013

10.2	Guarantee Agreement Relating to PGA Electronic dated November 4, 2013

99.1	Press Release of Astronics Corporation dated November 4, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Dated: November 4, 2013	By:	/s/ David C. Burney
	Name:	David C. Burney
Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Sale Agreement Relating to PGA Electronic dated November 4, 2013

10.2	Guarantee Agreement Relating to PGA Electronic dated November 4, 2013

99.1	Press Release of Astronics Corporation dated November 4, 2013

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